FOSSIL, INC. ANNOUNCES CHANGES TO PREVIOUSLY REPORTED FISCAL 2004 RESULTS

                    Company to Correct Accounting for Leases;
               Company Reaches Agreement to Settle Supplier Claim;
                     Company Reaffirms Fiscal 2005 Guidance

    RICHARDSON, Texas, March 16 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq:
FOSL) announced today that as a result of recent clarifications issued by the Securities and Exchange Commission, which provided guidance on long-standing, generally accepted accounting principles related to operating leases, the Company will be adjusting its previously reported results of operations for its fourth quarter and year ended January 1, 2005, as previously disclosed in its earnings release of February 22, 2005. These adjustments will be included in the Company's 2004 Form 10-K Report to be filed on March 17, 2005.

    The Company has reviewed its lease accounting practices and based on the Company's review, and in consultation with its audit committee and its independent Registered Public Accountants, Deloitte & Touche LLP, the Company has concluded that it will change its lease accounting practices to conform with this clarification and will adjust its reported earnings for its fourth quarter and fiscal year ending January 1, 2005. These adjustments generally arise from corrections to the Company's previous accounting practices relating to the extension of its rental expense period to the lease possession date and rent escalations in computing rent expense for operating leases primarily related to its retail stores segment. Of the approximate $3.1 million non- cash pretax expense to be recorded in the fourth quarter of 2004, less than $200,000 is attributable to the current year and approximately $2.9 million is related to prior periods. Prior years' financial results will not be restated due to the immateriality of this issue to the results of operations, cash flows and statement of financial position for the Company's current year or any individual prior quarter or year. These adjustments will not affect historical or future cash flows or timing of payments under the related leases.

    Additionally, subsequent to the Company's fourth quarter and full year earnings release on February 22, 2005, the Company has reached a tentative settlement on a supplier's claim relating to the production of certain watches. As a result of this tentative settlement, the Company can now reasonably estimate this contingent liability that existed as of the Company's year ended January 1, 2005. Therefore, the Company will record a pretax charge of $875,000 in the fourth quarter of 2004.

    As a result of these items, net income and fully diluted earnings per share information for the quarter and fiscal year ended January 1, 2005, as disclosed in the Company's earnings release on February 22, 2005, will be adjusted as follow:

                                    Quarter Ended                 Year Ended
                                   January 1, 2005             January 1, 2005
                            ---------------------------   ---------------------------
(in 000's except for                        Previously                    Previously
 per share amounts)           Adjusted       Disclosed*     Adjusted       Disclosed*
-------------------------   ------------   ------------   ------------   ------------
Net income                  $     35,072   $     37,586   $     90,569   $     93,083

Fully diluted
 earnings per
 share                      $       0.47   $       0.50   $       1.22   $       1.25

     * As reported in the Company's earnings press release on February 22, 2005.

    The Company does not believe these adjustments will materially impact earnings guidance that was communicated in its earnings release of February 22, 2005.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated September 14, 2004.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com . Certain product, press release and SEC filing information concerning the Company is available at the website.

SOURCE  Fossil, Inc.
    -0-                             03/16/2005
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-682-8225, for Fossil, Inc./
    /Web site:  http://www.fossil.com /